Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 18, 2007, accompanying the consolidated financial statements of Wayne Savings Bancshares, Inc., (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the Company’s adoption of SFAS No. 158 in fiscal 2007) which is included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2007.  We hereby consent to the incorporation by reference of said report in the Company’s Form S-8 (No. 333-41479) related to the 1993 Incentive Stock Option Plan and 1993 Stock Option Plan for Outside Directors, the Form S-8 (No. 333-105845) related to the Wayne Savings 401(k) Retirement Plan and the Form S-8 (No. 333-119556) related to the Amended and Restated 2003 Stock Option Plan.

/s/ Grant Thornton LLP

Cincinnati, Ohio
June 28, 2007